EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary of Dime Community Bancshares, Inc.:

Name	Incorporation	Percent Owned
Dime Community Bank	New York	100%

Subsidiaries of Dime Community Bank:

Name	Incorporation	Percent Owned
195 Havemeyer Corp.	New York	100%
Boulevard Funding Corp.	New York	100%
Bridge Abstract LLC	New York	100%
Dime Financial Services, Inc.	New York	100%
Dime Community, Inc.	New York	100%
Dime Insurance Agency Inc. (f/k/a Havemeyer Investments, Inc.)	New York	100%
Dime Reinvestment Corporation	Delaware	100%
DSB Holdings NY, LLC	New York	100%